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                                                                   EXHIBIT 11.1

                            QUICKLOGIC CORPORATION

        SCHEDULE OF COMPUTATION OF PRO FORMA EARNINGS (LOSS) PER SHARE

                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

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
                                                        THREE MONTHS ENDED
                                    YEAR ENDED     -----------------------------
                                 DECEMBER 31, 1996 MARCH 31, 1996 MARCH 31, 1997
                                 ----------------- -------------- --------------
Net income (loss)..............       $(3,597)        $    21        $(23,103)
                                      -------         -------        --------
Weighted average common shares
 outstanding...................         3,388           3,156           3,388
Weighted average common
 equivalent shares relating to
 convertible preferred stock
 (using the as if-converted
 method).......................         8,496           8,496           8,496
Common equivalent shares
 relating to stock options and
 warrants (using the treasury
 stock method).................           728             786             728
Common shares and common
 equivalent shares relating to
 stock options issued
 subsequent to May 1996........            --              --              --
                                      -------         -------        --------
Shares used in pro forma net
 income (loss) per share
 calculation...................        12,612          12,438          12,612
Pro Forma net income (loss) per
 share.........................       $ (0.29)        $    --        $  (1.83)
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